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                                                                   EXHIBIT 10.16



August 6, 1997


Mr. Oskar G. Rogg
586 Danbury Road
New Milford, CT 06776

RE:  Extension of Leases for 1112 and 1114 Federal Road, Brookfield, Connecticut

Dear Mr. Rogg:

This letter is to confirm that you, as landlord, and we, as tenant, have agreed to extend the terms of the leases for the buildings which we occupy at 1112 and 1114 Federal Road, Brookfield, Connecticut, for an additional one year period commencing July 1, 1997 and expiring June 30, 1998, upon the same terms and conditions as are currently provided in the leases.

Please sign this letter in the space provided below and return it to us to confirm your agreement with the above.


Sincerely,


/s/ J. Leo Gagne
-----------------------------------
J. Leo Gagne
Vice-President and Chief Financial Officer


Agreed:


/s/ Oskar G. Rogg
-----------------------------------
Oskar G. Rogg